Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Veru Inc. of our report dated December 13, 2018 relating to the consolidated financial statements of Veru Inc. appearing in the Annual Report on Form 10-K of Veru Inc. for the year ended September 30, 2018.

/s/ RSM US LLP

Chicago, Illinois

December 13, 2018